Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2015	Quarter Ended June 30, 2014
Diluted earnings per share	$0.55	$0.55
Net Income	$1,517,000	$1,522,000
Return on average common equity	10.23%	11.09%
Return on average assets	0.97%	1.02%

Millersburg, Ohio – July 21, 2015 – CSB Bancorp, Inc. (CSBB) today announced second quarter 2015 net income of $1,517,000 or $.55 per basic and diluted share, as compared to $1,522,000 or $.55 per basic and diluted share for the same period in 2014. For the six month period ended June 30, 2015 net income totaled $2,859,000, compared to $2,938,000 for the same period last year a decrease of 3%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.23% and 0.97%, respectively, compared with 11.09% and 1.02% for the second quarter of 2014.

Eddie Steiner, President and CEO commented, “Home mortgage lending has been strong. Business loan growth has slowed as some owners are exercising a fair amount of caution relative to new debt and funding some expansions through business cash flow. Jobs are fairly plentiful in our market and there are emerging signs of increased payroll dollars, which should further boost confidence and economic expansion.”

Revenue, on a fully-taxable equivalent basis, totaled $6.4 million during the quarter, a 3% increase from the prior-year second quarter. Net interest income improved by $130 thousand as compared to second quarter 2014, while other income increased $21 thousand attributable primarily to an increase in gain on sale of mortgage loans to the secondary market, Trust and brokerage fees and an increase in debit card interchange fees. These increases were partially offset by a decrease of $112 thousand in gain on sale of securities in 2014 that did not recur in 2015.

Non-interest expense amounted to $4.0 million during the quarter, an increase of $125 thousand or 3% from second quarter 2014. The Company’s second quarter efficiency ratio amounted to 61.5% as compared to 62.1% for the same quarter in the prior year. Salary and employee benefits rose $114 thousand, or 5%, on a quarter over prior year quarter with increases in base salary, medical and employment taxes.

Net interest margin amounted to 3.58% for the quarter compared to 3.52% from the linked March quarter and 3.66% for the prior year’s second quarter. The margin decrease year over year resulted from a 12 basis point decrease in total interest yield partially offset with a 4 basis point decrease in interest rates on all liabilities. The low interest rate environment and lower than projected commercial and retail loan growth for the quarter is reflected in the lower margins year over year. On a linked quarter basis, increases were recognized in asset yields during second quarter 2015, while liability costs were unchanged as compared to the quarter ended March 2015.

Federal income tax provision totaled $669 thousand in second quarter 2015, compared to $683 thousand for the same quarter in 2014 reflecting a stable effective tax rate of 31% for the comparable quarters.

Average total assets during the quarter amounted to $625 million, an increase of $27 million or 5% above the same quarter of the prior year. Average loan balances of $417 million were $6 million or 2% above prior year second quarter, while average securities balances of $148 million increased $2 million or 1% as compared to second quarter 2014.

Average commercial loan balances for the quarter, including commercial real estate, decreased $644 thousand or less than 1% from prior year levels. Average residential mortgage balances increased by $6 million or 8% over the prior year’s quarter. The increase of mortgage balances was the result of the bank originating and retaining some 15 year fixed rate mortgages. Average home equity balances decreased $519 thousand or 1% and average consumer credit balances increased $1 million or 19% versus the same quarter of the prior year.

Nonperforming assets totaled $3.1 million or 0.75% of total loans plus other real estate, a decrease from $5.0 million or 1.22% of total loans plus other real estate at June 30, 2014. Delinquent loan balances as of June 30, 2015 amounted to 1.06% of total loans as compared to 1.50% at June 30, 2014.

Net loan charge-offs during second quarter 2015 were $32 thousand compared to second quarter 2014 net loan charge-offs of $152 thousand. Annualized net charge-offs equated to 0.03% of average loans in the current quarter.

The Company funded $195 thousand in loan loss provision during the second quarter and the allowance for loan losses amounted to 1.12% of total loans on June 30, 2015. The ratio of the allowance for loan losses to nonperforming loans increased to 149% at June 30, 2015.

Average deposit balances grew by $30 million, or 6%, from the prior year’s second quarter. Average deposit balances for second quarter 2015 totaled $499 million. Within the deposit category, average noninterest-bearing account balances for the second quarter increased by $21 million, or 18% above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $11 million or 5% from year ago levels, while average time deposit balances decreased $2 million or 2% from second quarter 2014. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the second quarter of 2015 grew by $3 million or 7% above the average for the same period in the prior year. The repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $59.0 million on June 30, 2015 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 8.7% on June 30, 2015, as compared to 8.3% on June 30, 2014. The Company declared a common dividend of $.19 per share during the quarter. Based on the June 30, 2015 closing stock price of $25.00 per share, the Company’s annual dividend yield approximates 3.0%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $623 million as of June 30, 2015. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarters
(Unaudited) (Dollars in thousands, except per share data)	2015 2nd Qtr	2015 1st Qtr	2014 4th Qtr	2014 3rd Qtr	2014 2nd Qtr	2015 6 months	2014 6 months
EARNINGS
Net interest income FTE (a)	$5,255	$5,091	$5,060	$5,068	$5,115	$10,346	$10,084
Provision for loan losses	195	194	185	123	150	389	335
Other income	1,180	1,054	1,061	1,077	1,159	2,234	2,112
Other expenses	3,974	3,948	3,787	3,770	3,849	7,922	7,526
FTE adjustment (a)	80	77	73	71	70	157	141
Net income	1,517	1,342	1,439	1,507	1,522	2,859	2,938
Diluted earnings per share	0.55	0.49	0.53	0.55	0.55	1.04	1.07

PERFORMANCE RATIOS
Return on average assets (ROA)	0.97%	0.87%	0.92%	0.98%	1.02%	0.92%	1.00%
Return on average common equity (ROE)	10.23%	9.33%	9.99%	10.64%	11.09%	9.79%	10.90%
Net interest margin FTE (a)	3.58%	3.52%	3.43%	3.53%	3.66%	3.55%	3.64%
Efficiency ratio	61.47%	64.09%	61.34%	60.81%	62.14%	62.76%	61.85%
Number of full-time equivalent employees	163	165	167	168	161

MARKET DATA
Book value/common share	$21.53	$21.46	$20.97	$20.55	$20.18
Period-end common share mkt value	25.00	23.00	22.00	20.01	20.23
Market as a % of book	116.12%	107.18%	104.91%	97.37%	100.25%
Price-to-earnings ratio	11.79	10.85	10.23	9.67	9.97
Cash dividends/common share	$0.19	$0.19	$0.19	$0.19	$0.18	$0.38	$0.36
Common stock dividend payout ratio	34.54%	38.78%	35.85%	34.55%	32.72%	36.54%	33.64%
Average basic common shares	2,739,405	2,739,405	2,738,869	2,737,927	2,737,085	2,739,405	2,736,861
Average diluted common shares	2,742,738	2,741,993	2,741,033	2,739,721	2,739,968	2,742,381	2,739,436
Period end common shares outstanding	2,739,405	2,739,405	2,739,405	2,738,355	2,737,085
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$68,485	$63,006	$60,267	$54,794	$55,371

ASSET QUALITY
Gross charge-offs	$39	$110	$1,033	$9	$163	$149	$380
Net (recoveries) charge-offs	32	81	992	(2)	152	113	357
Allowance for loan losses	4,656	4,494	4,381	5,188	5,063
Nonperforming assets (NPAs)	3,117	3,685	3,949	4,682	5,031
Net charge-off/average loans ratio	0.03%	0.08%	0.96%	0.00%	0.15%	0.05%	0.18%
Allowance for loan losses/period-end loans	1.12	1.07	1.07	1.27	1.23
NPAs/loans and other real estate	0.75	0.88	0.96	1.14	1.22
Allowance for loan losses/nonperforming loans	149.37	121.96	110.94	110.81	100.64

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.69%	8.63%	8.46%	8.40%	8.26%
Average equity to assets	9.52	9.37	9.19	9.25	9.20
Average equity to loans	14.25	14.07	13.97	13.79	13.39
Average loans to deposits	83.61	83.34	82.37	84.73	87.67

AVERAGE BALANCES
Assets	$625,032	$622,628	$621,536	$607,445	$598,093	$623,800	$594,555
Earning assets	588,464	586,464	584,536	570,319	561,063	587,475	558,293
Loans	417,347	414,761	409,113	407,571	411,016	416,062	403,563
Deposits	499,157	497,646	496,670	481,017	468,838	498,407	469,658
Shareholders’ equity	59,473	58,351	57,134	56,203	55,052	58,912	54,371

ENDING BALANCES
Assets	$622,956	$625,088	$620,981	$610,982	$608,892
Earning assets	584,510	588,174	582,629	573,701	564,348
Loans	415,198	420,861	410,903	409,908	411,930
Deposits	496,404	497,333	500,075	486,521	483,672
Shareholders’ equity	58,966	58,791	57,450	56,270	55,239

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2015	June 30, 2014
(Dollars in thousands, except per share data)
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,244	$21,446
Interest-earning deposits in other banks	23,672	14,908
Federal Funds Sold	—	—

Total cash and cash equivalents	38,916	36,354
Securities
Available-for-sale, at fair-value	107,409	93,389
Held-to-maturity	33,554	38,946
Restricted stock, at cost	4,614	4,613

Total securities	145,577	136,948
Loans held for sale	63	562
Loans	415,198	411,930
Less allowance for loan losses	4,656	5,063

Net loans	410,542	406,867

Goodwill and core deposit intangible	5,295	5,422
Bank owned life insurance	9,948	9,681
Premises and equipment, net	8,374	8,503
Accrued interest receivable and other assets	4,241	4,555

TOTAL ASSETS	$622,956	$608,892

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$139,603	$124,768
Interest-bearing	356,801	358,904

Total deposits	496,404	483,672

Short-term borrowings	51,702	50,523
Other borrowings	13,738	17,280
Accrued interest payable and other liabilities	2,146	2,178

Total liabilities	563,990	553,653

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2015 and 2014	18,629	18,629
Additional paid-in capital	9,884	9,950
Retained earnings	35,908	32,184
Treasury stock at cost - 241,197 shares in 2015 and 243,517 in 2014	(4,871)	(4,944)
Accumulated other comprehensive loss	(584)	(580)

Total shareholders’ equity	58,966	55,239

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$622,956	$608,892

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest and dividend income:
Loans, including fees	$4,744	$4,631	$9,318	$9,060
Taxable securities	670	736	1,358	1,522
Nontaxable securities	137	115	266	230
Other	17	2	33	8

Total interest and dividend income	5,568	5,484	10,975	10,820

Interest expense:
Deposits	272	289	544	593
Other	121	150	242	284

Total interest expense	393	439	786	877

Net interest income	5,175	5,045	10,189	9,943
Provision for loan losses	195	150	389	335

Net interest income after provision for loan losses	4,980	4,895	9,800	9,608

Noninterest income
Service charges on deposits accounts	315	316	601	613
Trust services	243	202	445	418
Debit card interchange fees	246	233	473	431
Gain on sale of loans	122	44	192	68
Gain on sale of securities	21	133	56	133
Other	233	231	467	449

Total noninterest income	1,180	1,159	2,234	2,112

Noninterest expenses
Salaries and employee benefits	2,224	2,110	4,374	4,129
Occupancy expense	258	240	525	506
Equipment expense	165	188	331	369
Franchise tax expense	100	106	199	213
Professional and director fees	202	214	492	396
Federal deposit insurance	90	91	182	177
Amortization of intangible assets	31	33	63	65
Other expenses	904	867	1,756	1,671

Total noninterest expenses	3,974	3,849	7,922	7,526

Income before income tax	2,186	2,205	4,112	4,194
Federal income tax provision	669	683	1,253	1,256

Net income	$1,517	$1,522	$2,859	$2,938

Net income per share:
Basic	$0.55	$0.55	$1.04	$1.07

Diluted	$0.55	$0.55	$1.04	$1.07